EXHIBIT 10.6

                               EMPLOYMENT CONTRACT

     AGREEMENT made this 31st day of December, 2001by and between COMMUNITY BANKS, INC., a Pennsylvania corporation, ("Company") and DONALD F. HOLT, an adult individual (hereinafter referred to as "Executive").

     WHEREAS, the Company wishes to employ Executive, and Executive wishes to be employed by Company, as an Executive Vice President and the Chief Financial Officer of Company and its subsidiary banks, upon the terms set forth below;

     NOW, THEREFORE, in consideration of the agreements hereinafter contained, and intending to be legally bound hereby, the parties agree as follows:

          1. Length of Employment. Company agrees to employ Executive for a rolling term of two (2) years commencing as of December 31, 2001 (the "Effective Date"). On each anniversary date of the Effective Date, the term of this Agreement shall automatically renew and extend for an additional one (1) year period unless either party shall have provided notice of its intent not to renew within sixty (60) days prior to such anniversary date. Upon the occurrence of any Change in Control (as defined in Paragraph 8), the term of this Agreement shall automatically renew and be extended for two (2) years from the date thereof.

          2. Position and Responsibilities. During the course of his employment, Executive shall (i) perform the duties and responsibilities of an Executive Vice President and Chief Financial Officer of Company and its subsidiary banks, (ii) perform such other senior management duties and respon sibilities as the Board of Directors and CEO of Company may direct, and (iii) shall be afforded the title and privileges associated with being at least an Executive Vice President of the Company. For purposes of this Agreement, "Executive Vice President" shall be deemed to include and refer to the title "Managing Director," as such title is used for employee officers of the Company from time to time.

          3. Performance of Responsibilities, Loyalty.

               a. Executive shall devote his full time to the performance of his responsibilities hereunder. Executive shall at all times faithfully, competently, industriously and to the best of his abilities perform all duties necessary to carry out his responsibilities.

               b. Throughout the term hereof, Executive shall not at any time or place, either directly or indirectly engage in any business or activity in competition with or adverse to the interests of Company or the subsidiaries and affiliates of Company.

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          4. Compensation.

               a. Salary. Company shall pay to Executive (i) a base salary of not less than $135,000 during calendar year 2002 and (ii) provided that Executive performed his duties for Company in a professional and workmanlike manner and in accordance with this Agreement during 2002, a base salary of not less than $150,000 during calendar year 2003. This salary shall be paid in regular, substantially equal installments in accordance with the regular payroll practices of the Company, less any and all applicable deductions for taxes, medical benefits, etc.

               b. Automobile Expenses. In addition to base salary, during the term of this Agreement, Company shall provide Executive with an automobile, including all related maintenance, repairs, insurance and other costs. In lieu of providing Executive with an automobile, Company may provide Executive with a reasonable allowance on a monthly basis, which allowance shall cover Executive's costs associated with an automobile, including without limitation, lease or installment payments, maintenance, repairs, insurance and other costs.

               c. Signing Bonus. Upon execution of this Agreement, Company shall pay to Executive a lump sum of $15,000, which amount shall be subject to normal tax and other withholdings.

               d. 2002 Bonus. Provided that Executive has performed his duties for Company in a professional and workmanlike manner and in accordance with this Agreement during 2002, Company shall pay Executive a bonus in January 2003 of not less than $20,000, which amount shall be subject to normal tax and other withholdings.

          5. Benefits.

               a. Executive shall be eligible to participate in all employee benefit plans generally available to executive officers of Company, including without limitation, health and dental insurance plans, group life insurance plans, retirement plans, incentive compensation plans, supplemental executive retirement plans and stock option, grant or appreciation rights plans. The participation of Executive in each benefit plan described in this paragraph shall be subject to the terms of the applicable plan and to procedures generally applicable to Company officers. Nothing in this paragraph shall obligate the Company to offer any such plans.


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               b. Executive shall be provided  holiday pay,  vacation,  personal days, sick leave, short-term disability and long-term disability in accordance with Company policy for officers of similar positions performing similar duties.

               c. The Company shall pay the reasonable costs of Executive to attend continuing education seminars and banking conventions and meetings.

          6. Relocation. Company shall not, without the prior consent of Executive, transfer or relocate the office in which Executive performs the bulk of his duties to any location more than thirty (30) miles from Harrisburg, Pennsylvania without an increase in duties and responsibilities and commensurate compensation. In the event Executive is so transferred or relocated, Company shall pay all reasonable out-of-pocket expenses incurred by Executive in connection with such relocation. Company shall not require Executive to move from his residence.

          7. Termination of Employment. This Agreement may be terminated during the term hereof as follows:

               a. (i)   At any time by mutual agreement of Executive and
Company.

                  (ii)  If  this   Agreement   is   terminated   pursuant   to
subparagraph (a)(i) of this Paragraph 7, neither party shall have further obligation or liability to the other hereunder, except that Executive shall be entitled to accrued and unpaid salary.

               b. (i) By Company, at any time for Cause. "Cause" shall include Executive's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, incompetence, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or offenses not involving moral turpitude), final cease and desist order of any government agency having jurisdiction over Company, or material breach of this Agreement, following Company's notice thereof to Executive and Executive's failure to cure same within thirty (30) days of such notice.

                  (ii) If this Agreement is terminated  pursuant to subparagraph
(b)(i) of this Paragraph 7, Company shall have no further obligation or liability to Executive hereunder, except that Executive shall be entitled to accrued and unpaid salary.

               c. (i) Automatically, if Executive is removed and/or permanently prohibited from participating in the conduct of Company's affairs by an order issued by an appropriate regulatory agency under Section 8(e) of the Federal Deposit Insurance Act, as amended, or any similar state or federal law.

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

                  (ii) If this Agreement is terminated  pursuant to subparagraph
(c)(i) of this Paragraph 7, Company shall have no further obligation or liability hereunder, except that Executive shall be entitled to accrued and unpaid salary.

               d. (i) By Company at any time, if in its sole judgment and discretion the continued employment of Executive would no longer be beneficial or desirable.

                  (ii) In the event that Executive's employment is terminated pursuant to this subparagraph (d)(i) of this Paragraph 7, Executive shall not be obligated to perform any services on behalf of Company and Company shall be obligated to continue Executive's salary and those benefits set forth in Paragraph 5(a) hereof for the remaining term of this Agreement; provided, however, that in no event shall this provision obligate Company to make any further increase to Executive's salary above his salary on the date of such termination, or continue Executive's participation in any incentive compen sation plan, or stock option, grant or appreciation rights plan, or any similar incentive based compensation plan.

                  (iii) Notwithstanding the provisions of subparagraph (d)(ii) of this Paragraph, in the event that Executive's employment is terminated pursuant to subparagraph (d)(i) of this Paragraph 7 subsequent to a Change in Control, or the Company shall breach any provision of this Agreement subsequent to a Change in Control, Executive may elect, which election may be made in Executive's sole discretion, to receive from Company a single payment upon such termination amounting to any salary to which Executive would be entitled pursuant to subparagraph (d)(ii), such single payment being in lieu of the payments and benefits set forth in subparagraph (d)(ii). As used in this paragraph, "Change in Control" shall have the meaning defined in Paragraph 8 hereof.

               e. (i) By Executive upon a Change in Control.

                  (ii) In the event that Executive terminates his employment pursuant to subparagraph (e)(i) of this Paragraph 7, Company shall be obligated to continue Executive's salary and those benefits set forth in Paragraph 5(a) hereof for the remaining term of this Agreement; provided, however, that in no event shall this provision obligate Company to make any further increase to Executive's salary above his salary on the date of such termination, or continue Executive's participation in any incentive compensation plan, or stock option, grant or appreciation rights plan, or any similar incentive based compensation plan.

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                  (iii) In the event that  Executive  terminates  his employment pursuant to subparagraph (e)(i) of this Paragraph 7, Executive may elect, which election may be made in Executive's sole discretion, to receive from Company a single payment upon such termination amounting to any salary to which Executive would be entitled pursuant to subparagraph (e)(ii), such single payment being in lieu of the payments and benefits set forth in subparagraph (e)(ii).

               f. By Executive at any time, upon thirty (30) days' prior notice to Company; provided, however, that if this Agreement shall be terminated pursuant to this subparagraph (f) of this Paragraph 7, Company shall not be further obligated or liable under this Agreement, except for the payment of accrued and unpaid salary.

          8. Definition of Change of Control. For purposes of this Agreement, the term "Change of Control" shall mean:

               a. An acquisition by any "person" or "group" (as those terms are defined or used in Section 13(d) of the Exchange Act, as enacted and in force on the date hereof) of "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act, as enacted and in force on the date hereof) of securities of Company representing 24.99% or more of the combined voting power of Company's securities then outstanding;

               b. The consummation of a merger, consolidation or other reorganization of Company, except where shareholders of Company immediately prior to consummation of any such transaction continue to hold as least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after a transaction are former members of Company's Board of Directors;

               c. A sale, exchange, transfer or other disposition of substantially all of the assets of Company to another entity, except to an entity controlled, directly or indirectly, by Company or a corporate division involving Company;

               d. The consummation of a contested proxy solicitation of Company's shareholders that results in the contesting party obtaining the ability to cast twenty-five percent (25%) or more of the votes entitled to be cast in an election of directors of Company.

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          9. Suspension. If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company's affairs by a notice served in
accordance  with  law  by  an  appropriate   regulatory  agency,  the  Company's
obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Company shall (i) pay Executive all of the compensation withheld while its contract obligations were suspended and (ii) reinstate any of its obligations which were suspended.

          10. Death or Disability. In the event that Executive is rendered unable to complete the terms of this Agreement due to death or disability continuing in excess of ninety (90) days, this Agreement shall be terminated and Company shall have no further liability, obligations or responsibilities hereunder except as set forth in Paragraph 5(b) hereof.

          11. Covenant Not to Compete. In the event Executive terminates his employment with Company pursuant to Paragraph 7(f), he agrees that, for a period of one (1) year following such termination, he shall not (i) solicit any em ployees or officers of Company or its affiliates and subsidiaries (collectively referred to as "Company" for purposes of this paragraph) to leave Company to accept employment by Executive or his new employer; or (ii) solicit or encour age any customers of Company to cease doing business with the Company and/or to transfer any or all of their business relationships to any institution which Executive may found or to Executive's new employer.

          12. Entire Agreement. This Agreement shall constitute the entire agreement between the parties and no prior promises, agreements or warran ties, verbal or written, shall be of any force unless embodied herein. No modification of this Agreement shall be of any force or effect unless reduced to writing and signed by both parties.

          13. Miscellaneous.

               a. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns.

               b. This Agreement shall not be modified or changed in any way except by a written agreement signed by the parties hereto.

               c. No waiver by any party hereto of any provision of this Agreement shall be deemed a waiver of said provision or any other provisions of this Agreement.

               d. This Agreement shall be interpreted, construed and governed in accordance with the laws of the Commonwealth of Pennsylvania. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.


ATTEST:                                               COMMUNITY BANKS, INC.

   /S/  Patricia E. Hoch                      By:    /S/ Eddie L. Dunklebarger
----------------------------------          ------------------------------------
                                                         Eddie L. Dunklebarger
                                                           President and CEO

WITNESS:

     /S/ Patricia E. Hoch                           /S/ Donald F. Holt
-----------------------------------         ------------------------------------
                                                        Donald F. Holt


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